Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of November 6, 2009, by and between Catalyst Group Holdings Incorporated (the "Company") and Kenneth S. Green ("Executive").

1.
Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and continuing for a period of five years unless sooner terminated as provided in Section 4 hereof (the "Employment Period").

2.	Position and Duties.

2.1.
During the Employment Period, Executive shall serve as Chief of Corporate Development. During the Employment Period, Executive shall render such additional executive and managerial services to the Company which are consistent with Executive's position, as the board of directors (the "Board") may from time to time direct.

2.2.
During the Employment Period, Executive shall report to the Board and the President of the Company and shall devote his best efforts and attention to the business and affairs of the Company.  Executive shall be required to devote all of his employment time to performing her duties hereunder. Executive shall perform her duties, responsibilities and functions to the Company to the best of her abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the policies and procedures of the Company in all material respects.  So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation. In addition, Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive's employment.

3.	Compensation and Benefits.

3.1.
During the Employment Period, Chief Executive Officer & President salary shall be Four Hundred Thousand Dollars ($600,000) per annum or such higher rate as the Board may determine from time to time (as adjusted from time to time, the "Salary"), which compensation shall be payable by the Company in equal quarterly installments.  The salary shall be paid directly to The Catalyst Holding Group, LLLP.

3.2.
During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by her in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

3.3.	During the Employment Period, the Executive shall be entitled to normal Company benefits as then currently being provided.

4.	Termination.

4.1.
The Employment Period shall continue for the stated term or until Executive's earlier resignation, death or mental or physical disability or incapacity (as determined by the Board in its good faith judgment) or termination of employment by the Company for Cause.  Except as otherwise provided herein, any early termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

4.2.
If the Employment Period is terminated by the Company for Cause or upon Executive's resignation, death or mental or physical disability or incapacity (as determined by the Board in its good faith judgment), Executive shall only be entitled to receive her Base Salary through the date of termination.

4.3.
Except as otherwise expressly provided herein, all of Executive's rights to compensation hereunder which would have accrued or become payable after the termination of the Employment Period shall cease upon such termination, other than those expressly required under applicable law.  The Company may offset any amounts Executive owes it against any amounts it owes Executive hereunder’

4.4.
For purposes of this Agreement, "Cause" shall mean with respect to Executive one or more of the following:  (i) the past or present commission of a felony or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its affiliates or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its affiliates public disgrace or disrepute or material economic harm, (iii) repeated failure to perform the duties set forth herein, as reasonably directed by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its affiliates to the material disadvantage or detriment of the Company or any of its affiliates, (v) breach of fiduciary duty, negligence or willful misconduct with respect to the Company, (vi) inability (due to illness or disability) to perform the duties required hereunder for more than twenty  (20) days in any given month, (vii) death, or (viii) any material breach of this Agreement.

4.5.
Upon a Sale of the Company (as hereinafter defined), if Executive’s employment shall not be continued pursuant to a written agreement for a term at least as long as the remainder of the term hereof, then Executive shall be entitled to immediate payment of her Base Salary for the remainder of the specified term hereof. For purposes of this Agreement, "Sale of the Company" shall mean a sale or sales which results in a transfer of all or substantially all of the outstanding equity interests of the Company or all or substantially all of the assets of the Company (other than a transfer of an interest therein to secure borrowings or other obligations of the Company and except for a transfer to an affiliate of any of the current owners of the Company) or (ii) a reorganization or merger of the Company with an unrelated party.

5.
Confidential Information.  Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company concerning the business or affairs of the Company, or any other affiliate ("Confidential Information") are the property of the Company or such affiliate.  Therefore, Executive agrees that she shall not disclose to any third party or use for her own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company, or any other affiliate ("Third Party Information"), without the prior written consent of the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions.

6.	Survival. Sections 5 through 24, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the termination of the Employment Period.

7.
Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated

Notices to Executive:

Kenneth S. Green

____________________

____________________

Notices to the Company:

      Kenneth Green
      Catalyst Group Holdings Incorporated
      1739 Creekstone Circle
San Jose, CA    95133

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

8.
Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.
Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

10.	Third Party Beneficiaries. No provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

11.
No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

12.
Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

13.
Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her duties or obligations hereunder without the prior written consent of the Company.

14.
Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada.

15.
Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period with or without Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

16.
Indemnification and Reimbursement of Tax Payments on Behalf of Executive.  The Executive will  be compensated as a 1099 Contract Employee, and therefore will be responsible for all federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Executive's compensation.

17.
Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company: Catalyst Group Holdings Incorporated /s/ Kenneth Green Kenneth Green-Founder, Chairman	Executive: /s/ Kenneth Green Kenneth S. Green-Secretary-Treasurer & Director
& Chief of Corporate Development